Exhibit 99.1

                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Reports Record Quarterly Revenue of $10.1 Million
Launches Lumin Bioinformatics SaaS platform

Hackensack, NJ – December 14, 2020 – Champions Oncology, Inc. (Nasdaq: CSBR), a leading global oncology technology solutions provider engaged in transforming drug discovery through innovative pharmacology, biomarker and data platforms, today announced its financial results for the second fiscal quarter ended October 31, 2020.

Second Quarter and Recent Highlights:

•Launched our Lumin Bioinformatics proprietary SaaS platform
•Delivered record quarterly revenue of $10.1 million, an increase of 33% year-over-year
•Reported income from operations, excluding stock-based compensation, depreciation and amortization, of $400,000
•Raising our full-year revenue guidance to 20%-25%

Ronnie Morris, CEO of Champions, commented, “This quarter was highlighted by a significant milestone for Champions as we unveiled Lumin Bioinformatics, our proprietary SaaS program that provides customers with tools to interrogate our vast database and perform computational research in an effort to identify new targets in their drug discovery and development programs. Through both internal and public datasets, we have built tools and visualizations that provide a powerful mechanism for cancer biologists to leverage computational analytics in discovery and development programs.”

David Miller, CFO of Champions added, “We reached another quarterly revenue record, exceeding $10 million for the first time equating to a 33% year over year revenue increase. The success of our recent product launches has led to continued bookings growth, positioning Champions to deliver further revenue milestones in the coming quarters. Accordingly, we are raising our full-year revenue guidance to 20%-25%. In addition, the launch of our Lumin platform represents another product rollout that Champions expects to become a meaningful contributor to the continued expansion of the Company over the coming years.”

Second Fiscal Quarter Financial Results

For the second quarter of fiscal 2021, revenue increased 32.7% to $10.1 million compared to $7.6 million for the second quarter of fiscal 2020. The increase in revenue was due to a continued increase in sales, both in number and size of studies, and the expansion of both our platform and product lines. Our contract amounts have increased as we perform more complex studies and end point analysis testing. Total costs and operating expenses for the second quarter of fiscal 2021 were $10.1 million compared to $7.3 million for the second quarter of fiscal 2020, an increase of $2.8 million or 37.9%.

Exhibit 99.1

For the second quarter of fiscal 2021, Champions reported income from operations of $7,000, including $85,000 in stock-based compensation and $307,000 in depreciation and amortization expenses, a decrease of $284,000 compared to the income from operations of $291,000, inclusive of $77,000 in stock-based compensation and $178,000 in depreciation and amortization expenses, in the second quarter of fiscal 2020. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported non-GAAP income from operations of $401,000 for the second quarter of fiscal 2021 compared to non-GAAP income from operations of $546,000 in the second quarter of fiscal 2020, a decrease of $144,000.
Cost of oncology solutions was $5.6 million for the three-months ended October 31, 2020, an increase of $1.8 million, or 45.4% compared to $3.9 million for the three-months ended October 31, 2019. For the three- months ended October 31, 2020, gross margin was 44.2% compared to 49.1% for the three-months ended October 31, 2019. The increase in cost of oncology services for the three-month period was mainly due to an increase in compensation, lab supply, and outsourced lab service expenses. Outsourced lab services accounted for $1.4 million of the total increase. Excluding outsourced lab services, the overall expense increase in cost of sales is generally in line with the expected contribution based on the growth in revenue, study volume, and expansion into new services. Gross margin varies based on timing differences between expense and revenue recognition and was driven lower by the increase in costs on growing study volume in advance of revenue recognition. The cost of outsourced lab services amplified this impact.
Research and development expense for the three-months ended October 31, 2020 was $1.7 million, an increase of $308,000 or 23.0%, compared to $1.3 million for the three-months ended October 31, 2019, respectively. The increase was due to increased compensation and lab supply expense as we continued to develop new service capabilities and endpoint analysis testing. Additionally, we incurred sequencing costs as our investment in characterizing our TumorBank continued, adding valuable data to our platform. Sales and marketing expense for the three-months ended October 31, 2020 was $1.3 million, an increase of $371,000, or 38.0%, compared to $977,000 for the three-months ended October 31, 2019. The increase was primarily due to compensation expense driven by the continued investment in expanding our business development team. General and administrative expense for the three-months ended October 31, 2020 was $1.5 million, an increase of $333,000, or 29.3%, compared to $1.1 million for the three-months ended October 31, 2019, respectively. General and administrative expenses are primarily comprised of compensation, insurance, accounting fees, and depreciation expenses and have increased to support the overall infrastructure growth of the company.
Net cash generated from operating activities was $880,000 for the three-months ended October 31, 2020 compared to $360,000 for the same period last year. The increase in cash flow from operations is primarily due to the improvement in financial operating results.

The Company ended the quarter in a strong cash position with a $8.6 million cash balance compared to $2.8 million at the end of the same period last year. The Company has no debt.

Year-to-Date Financial Results

For the first six months of fiscal 2021, revenue increased 36.9% to $19.7 million, as compared to $14.4 million for the first six months of fiscal 2020. For the first six months of fiscal 2021, total operating expenses increased 33.7% to $19.6 million, as compared to $14.7 million for the first six months of fiscal 2020. The increase in revenue was due to increased sales, both in number and size of studies, an

Exhibit 99.1
increase in demand for our services, the growth of the platform, and the expansion of our product line. Our customers are seeking more complex study designs and end point analysis testing, contributing to the larger contract sizes.

For the first six months of fiscal 2021, Champions reported income from operations of $31,000, which includes $205,000 in stock-based compensation and $584,000 in depreciation and amortization expenses, an increase of $357,000 or 109.6%, compared to a loss from operations of $323,000, inclusive of $208,000 in stock-based compensation and $360,000 depreciation, for the first six months of fiscal 2020. Excluding stock-based compensation and depreciation, Champions reported operating income of $822,000 for the first six months of fiscal 2021 compared to income of $244,000 in the same period last year.

Cost of oncology solutions was $11.0 million for the first six months of fiscal 2021 compared to $7.6 million for the first six months of fiscal 2020, an increase of $3.3 million or 43.8%. Gross margin was 44.2% for the first six months of fiscal 2021 compared to 46.9% for the first six months of fiscal 2020. The increase in cost of oncology services for the six-month period was mainly due to an increase in compensation, lab supply and outsourced lab service expenses. Excluding outsourced lab services, the overall expense increase is generally in line with the expected contribution based on the growth in revenue, study volume, and expansion into new services. Gross margin varies based on timing differences between expense and revenue recognition and was driven lower by the increase in costs on growing study volume in advance of revenue recognition. The cost of outsourced lab services amplified this impact.

Research and development expense was $3.2 million for the first six months of fiscal 2021 an increase of $603,000, or 22.8% compared to $2.6 million for the first six months of fiscal 2020. The increase was due to increased compensation and lab supply expense as we continued to develop new service capabilities and endpoint testing analysis, and incurred sequencing costs as we continued to characterize our TumorBank. Sales and marketing expense for the first six months of fiscal 2021 was $2.6 million, an increase of $709,000, or 38.4% compared to $1.8 million for the first six months of fiscal 2020. The increase was primarily due to compensation expense driven by the continued investment in expanding our sales force. General and administrative expense was $2.9 million for the first six months of fiscal 2021 , an increase of $289,000, or 11.3% compared to $2.6 million for the first six months of fiscal 2020. General and administrative expenses are primarily comprised of compensation, insurance, accounting fees, and depreciation expenses and have increased to support the overall infrastructure growth of the company.

Net cash provided by operations was $164,000 for the first six months of fiscal 2021 compared to net provided by operations of $81,000 in fiscal 2020, an increase of $45,000 or 55.6%.

Conference Call Information:
The Company will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss its third quarter financial results. To participate in the call, please call 877-407-8035 (domestic) or 201-689-8035 (international) ten minutes ahead of the call and give the verbal reference "Champions Oncology."
Full details of the Company’s financial results will be available Tuesday, December 15, 2020 in the Company’s Form 10-Q at www.championsoncology.com.
* Non-GAAP Financial Information

Exhibit 99.1
See the attached Reconciliation of GAAP net income (loss) to Non-GAAP net income (loss) for an explanation of the amounts excluded to arrive at Non-GAAP net income (loss) and related Non-GAAP earnings (loss) per share amounts for the three months ended October 31, 2020 and 2019. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income (loss) and Non-GAAP earnings (loss) per share are not, and should not, be viewed as a substitute for similar GAAP items. Champions defines Non-GAAP dilutive earnings (loss) per share amounts as Non-GAAP net earnings (loss) divided by the weighted average number of diluted shares outstanding. Champions’ definition of Non-GAAP net earnings (loss) and Non-GAAP diluted earnings (loss) per share may differ from similarly named measures used by other companies.

About Champions Oncology, Inc.

Champions Oncology is a technology-driven research organization that provides transformative end-to-end research and development solutions, ranging from in vitro cell line assessments, modeling treatment in the clinic using highly predictive patient-derived xenograft (PDX) models, as well as assessing clinical patient samples with sophisticated biomarker platforms. Champions Oncology is actively engaged in the development of advanced technology solutions and services to accelerate the development of oncology therapeutics. For more information, please visit www.ChampionsOncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2020 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (Loss) (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2020	2019	2020	2019
Net income (loss) - GAAP	$1	$307	$76	$(334)
Less:
Stock-based compensation	85	77	205	208
Net income (loss)- Non-GAAP	$86	$384	$281	$(126)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2020	2019	2020	2019
EPS – GAAP, basic	$—	$0.03	$0.01	$(0.03)
Less:
Effect of stock-based compensation on EPS	0.01	0.01	0.02	0.02
EPS - Non-GAAP, basic	$0.01	$0.04	$0.03	$(0.01)

	Three Months Ended October 31,		Six Months Ended October 31,
	2020	2019	2020	2019
EPS – GAAP, diluted	$—	$0.02	$0.01	$(0.03)
Less:
Effect of stock-based compensation on EPS	0.01	0.01	0.01	0.02
EPS - Non-GAAP, diluted	$0.01	$0.03	$0.02	$(0.01)

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended October 31,		Six Months Ended October 31,
	2020	2019	2020	2019
Oncology services revenue	$10,117	$7,625	$19,664	$14,362
Cost of oncology services	5,644	3,881	10,980	7,633
Research and development	1,650	1,341	3,247	2,644
Sales and marketing	1,348	977	2,556	1,847
General and administrative	1,468	1,135	2,850	2,561
Income (loss) from operations	7	291	31	(323)
Other income	9	27	73	15
Income (loss) before provision for income taxes	16	318	104	(308)
Provision for income taxes	15	11	28	26
Net income (loss)	$1	$307	$76	$(334)

Net income (loss) per common share outstanding
basic	$—	$0.03	$0.01	$(0.03)
and diluted	$—	$0.02	$0.01	$(0.03)

Weighted average common shares outstanding
basic	13,064,191	11,619,686	12,811,921	11,619,569
and diluted	15,062,103	12,964,792	14,563,060	11,619,569

Condensed Consolidated Balance Sheets

	October 31, 2020	April 30, 2020
	(unaudited)
Cash	$8,553	$8,342
Accounts receivable	5,960	4,770
Other current assets	477	385
Total current assets	14,990	13,497

Operating lease right-of-use assets, net	5,527	2,798
Property and equipment, net	4,872	3,993
Other long term assets	36	128
Goodwill	335	335
Total assets	$25,760	$20,751

Accounts payable and accrued liabilities	$5,943	$5,642
Current portion of finance lease	18	125
Current portion of operating lease liabilities	605	503
Deferred revenue	6,188	5,815
Total current liabilities	12,754	12,085

Non-current operating lease liabilities	5,932	3,170
Other Non-current Liability	181	178
Total liabilities	18,867	15,433

Stockholders’ equity	6,893	5,318
Total liabilities and stockholders’ equity	$25,760	$20,751

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended October 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$76	$(334)
Adjustments to reconcile net cash provided by operations:
Stock-based compensation expense	205	208
Operating lease right-of use assets	79	198
Depreciation and amortization expense	584	360
Gain on termination of operating lease	(75)	—
Gain on disposal of equipment	—	(52)
Allowance for doubtful accounts	49	34
Changes in operating assets and liabilities	(754)	(333)
Net cash provided by operating activities	164	81

Cash flows from investing activities:
Purchases of property and equipment	(1,224)	(522)
Refund of security deposit	92	—
Net cash used in investing activities:	(1,132)	(522)

Cash flows from financing activities:
Proceeds from the exercise of stock options	1,294	2
Finance lease payments	(115)	(14)
Net cash provided by (used in) financing activities:	1,179	(12)

Net increase (decrease) in cash	211	(453)
Cash at beginning of period	8,342	3,237
Cash at the end of period	$8,553	$2,784

Non-cash investing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	3,872	3,205
Credit received on purchase of equipment	$—	$160
Unpaid portion of property and equipment purchase	$240	$321